Exhibit 4.6
FIFTH SUPPLEMENTAL INDENTURE
THIS FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) is entered into as of February 1, 2016 among ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (the “Partnership”), having its principal offices at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (formerly known as The Bank of New York Trust Company, N.A.) (as successor to J.P. Morgan Trust Company, National Association, as successor to Bank One Trust Company, NA, as successor to The First National Bank of Chicago), a national banking association, as Trustee hereunder (the “Trustee”), having a Corporate Trust Office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, Attention: Corporate Trust Administration.
WHEREAS, the Partnership and the Trustee have entered into that certain Indenture, dated as of October 1, 1994 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”);
WHEREAS, the Partnership has issued its 5.375% Notes due 2016 pursuant to the Indenture (the “Notes”);
WHEREAS, the Partnership has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”), and requested that Holders of the Notes deliver their consents to reduce the notice period required for optional redemptions contained in the Indenture with respect to the Notes, pursuant to the Offer to Purchase for Cash and Solicitations of Consents, dated January 14, 2016 (as it may be amended or supplemented from time to time), and the related Consent and Letter of Transmittal (as it may be amended or supplemented from time to time);
WHEREAS, Section 902 of the Indenture provides that the Partnership and the Trustee may amend or supplement the Indenture with respect to the Notes, with the consent of the Holders of a majority in principal amount of the Notes then outstanding;
WHEREAS, Holders of at least a majority in principal amount of the outstanding Notes have duly consented to the proposed amendments set forth in this Supplemental Indenture in accordance with Section 902 of the Indenture;
WHEREAS, all other conditions precedent provided under the Indenture have been complied with to permit the Partnership and the Trustee to enter into this Supplemental Indenture; and
WHEREAS, pursuant to Section 902 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Partnership and the Trustee mutually covenant and agree as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    Amendments.
(a)    The Indenture is hereby amended, only with respect to the Notes, by deleting the first sentence of Section 1104 in its entirety and replacing such sentence with the following: “Notice of redemption shall be given in the manner provided in Section 106, not less than 2 Business Days nor more than 60 days prior to the Redemption Date, unless a shorter period is specified by the terms of such series established pursuant to Section 301, to each Holder of Securities to be redeemed, but failure to give such notice in the manner herein provided to the Holder of any Security designated for redemption as a whole or in part, or any defect in the notice to any such Holder, shall not affect the validity of the proceedings for the redemption of any other Security or portion thereof.”

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(b)    Any provisions contained in the Notes that relate to any provision of the Indenture as amended shall likewise be amended so that any such provision contained in the Notes with respect to the Notes will conform to, and be consistent with, any provision of the Indenture as amended.
3.    Effect and Operation of Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Partnership and the Trustee, and thereupon this Supplemental Indenture shall supplement and form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. Notwithstanding the foregoing, the proposed amendments in this Supplemental Indenture shall become operative only upon the purchase by the Partnership of at least a majority of the principal amount of Notes tendered pursuant to the Tender Offer.
4.    Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together. Except as expressly modified herein, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.
5.    Trust Indenture Act Controls. If any provisions hereof limit, qualify or conflict with any provisions of the Trust Indenture Act of 1939 (the “TIA”) required under the TIA to be a part of or govern this Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provision of the TIA as so modified or excluded hereby shall apply.
6.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including facsimile transmission or portable document format). Each signed copy shall be an original, but all of them together represent the same agreement.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
9.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of, and makes no representations as to, the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Partnership.
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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.
ERP OPERATING LIMITED PARTNERSHIP
By: Equity Residential, its General Partner

By:     /s/ Robert Garechana________________
Name: Robert Garechana
Title: Senior Vice President – Treasurer
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:     /s/ R. Tarnas________________
Name: R. Tarnas
Title: Vice President

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